Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 25, 2006 accompanying the consolidated financial statements of Weddingchannel.com, Inc. and subsidiaries included in The Knot, Inc.’s Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of The Knot, Inc. on Form S-3 (File No. 333-111060, effective January 9, 2004 and File No. 333-135877, effective August 14, 2006) and on Form S-8 (File No. 333-74398, effective December 3, 2001, File No. 333-96179, effective February 4, 2000, File No. 333-41960, effective July 21, 2000, and File No 333-113824, effective March 22, 2004).

/s/ GRANT THORNTON LLP

Los Angeles, California
November 22, 2006